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                                                                   EXHIBIT 10.76

THIS FIRST SUPPLEMENTAL AGREEMENT OF LEASE (this "AGREEMENT") made as of the 27th day of March, 2001, between CB-1 ENTERTAINMENT PARTNERS LP, a California limited partnership, having an office c/o Millennium Partners, 1995 Broadway, New York, New York 10023 ("LANDLORD"), and S.F. SPORTS CLUB, INC., a Delaware corporation, having an office c/o SCC Sports Club, Inc., 11100 Santa Monica Boulevard, Suite 300, Los Angeles, California 90025 ("TENANT").

                                   WITNESSETH:

WHEREAS, pursuant to that certain Athletic Club Lease, dated as of June 1, 1997 (as the same has been or may hereafter be amended, the "LEASE") between Landlord and Tenant, Landlord leased to Tenant and Tenant hired from Landlord certain premises to be located in the Building (as defined in the Lease), such premises being shown on the floor plans annexed to the Lease as EXHIBIT B; and

WHEREAS, Landlord and Tenant desire to amend and modify the Lease to provide for
(a) the deletion of a portion of the Premises (as defined in the Lease) located on the second floor level of the Building as outlined on the hatched portion of the floor plan annexed hereto as EXHIBIT A (the "DELETED SPACE"), and (b) certain other modifications, all as more particularly set forth herein.

NOW, THEREFORE, in consideration of the agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                      TERMS

Section 1.1. Except as otherwise defined herein, all terms used in this Agreement shall have the meanings provided in the Lease.

                                    ARTICLE 2

                           EFFECTIVE DATE OF AGREEMENT

Section 2.1. Subject to Sections 6.3, 15.9 and 15.14 hereof, this Agreement and all of the terms, provisions and conditions hereof shall be effective as of the date first written above (the "EFFECTIVE DATE").

                                    ARTICLE 3

                                DELETION OF SPACE

Section 3.1. (a) Effective as of the Effective Date and for the entire remaining term of the Lease, the Lease shall be modified such that the entire Deleted Space shall be deemed deleted from the Premises.


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(b) (i) Effective as of the Effective Date, Tenant shall vacate, quit and surrender possession of the entire Deleted Space in the manner set forth in this Agreement to Landlord.

               (ii) Tenant covenants, represents and warrants to Landlord that
(A) Tenant has not assigned, conveyed, encumbered, pledged or otherwise transferred, in whole or in part, its interest in the Deleted Space or sublet the Deleted Space, or any portion thereof, nor shall Tenant do any of the foregoing prior to the Effective Date, (B) there are no persons or entities claiming under Tenant, or who or which may claim under Tenant, any rights with respect to the Deleted Space, nor shall Tenant permit any such claim to arise prior to the Effective Date, and (C) Tenant has the right, power and authority to execute and deliver this Agreement and to perform Tenant's obligations hereunder and this Agreement is a valid and binding obligation of Tenant enforceable against Tenant in accordance with the terms hereof. The foregoing covenants, representations and warranties of Tenant shall survive the surrender of the Deleted Space.

               (iii) On or before the Effective Date, (A) the Deleted Space shall be delivered to Landlord and Tenant shall quit and surrender to Landlord the Deleted Space, and (B) no one other than Tenant has acquired or will acquire through or under Tenant any right, title or interest in or to the Deleted Space, or any part thereof, or in or to the alterations, decorations, installations, additions and/or improvements thereof.

               (iv) It is understood and agreed that if Tenant fails to surrender the Deleted Space on or before the Effective Date, such failure shall constitute a holdover, and such holdover by Tenant in the Deleted Space beyond the Effective Date shall constitute a default hereunder and under the Lease and Landlord shall have


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available to it all remedies provided in the Lease, at law or in equity with respect to such holdover and Tenant shall be liable to and indemnify Landlord as provided in the Lease. Notwithstanding anything to the contrary contained herein, the foregoing shall not limit any attorneys' fees or costs, injunctive or other equitable, declaratory or other forms of relief to which Landlord may be entitled.

(c) Effective as of the Effective Date, the delineation of the Premises annexed to the Lease as a part of EXHIBIT B thereto shall be deemed modified to exclude the Deleted Space and the floor plans annexed hereto as EXHIBIT B constitute the delineation of the Premises as amended and modified by this Agreement.

Section 3.2. Upon reasonable advance prior written notice to Landlord's on-site building manager in the case of non-emergency, and upon any such notice to such manager as then may be practicable in the event of an emergency, Tenant shall have reasonable access, at no charge, to the elevator mechanical room and the pool mechanical room located on the second floor level of the Building as may be reasonably required in connection with the repair, maintenance and replacement of the Tenant equipment located therein; provided that Tenant (or its employee, contractor or other representative) shall, in the event of a non-emergency and if and to the extent practicable in the case of an emergency, at all times be accompanied to and supervised in such areas by a member of the Building staff. In no event, however, shall Tenant (or its employee, contractor or other representative) be allowed, even in an emergency, access to such mechanical rooms unless accompanied either by a member of the Building staff or by a representative of the occupant in whose premises such mechanical rooms are located. Subject to the foregoing, any such access by Tenant shall be subject to the terms and provisions of the Lease and Landlord's reasonable rules and regulations; it being agreed, without limitation, that Section 19.1 of the Lease shall apply to any Claims arising from Tenant's exercise of any of the rights granted Tenant in this Section 3.2.



                                    ARTICLE 4

                              COMMENCEMENT OF TERM

Section 4.1 Effective as of the Effective Date, the second sentence of Section
2.1 of the Lease shall be deemed modified and restated in its entirety as follows:


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                "However, the initial term ("INITIAL TERM") of this Lease shall commence upon the date (the "COMMENCEMENT DATE") which is the earlier of:

        (i) the date on which Tenant commences normal business operations from the Premises, or any material portion thereof; it being understood, however, that (a) the use of the Development as described in Section 2.2 hereof shall not be deemed to constitute normal business operations from the Premises by Tenant, and (b) the use of the Club by all of its members for free or at membership rates of no more than twenty-five percent (25%) of what those rates would otherwise be (as opposed to discounts or rebates offered to attract members or reduction in membership rates as a result of the Club not being substantially completed by Tenant for normal business operations) for up to, but not more than, a total of ninety (90) days due to Landlord not yet having Substantially Completed (as defined herein) the Landlord's Work (as defined herein), including without limitation the work described in
        Section 2.1(ii)(c) hereof, shall not be deemed to constitute normal business operations from the Premises by Tenant (it being understood and agreed that this Section 2.1(i)(b) shall be inapplicable from and after the date that Landlord's Work is Substantially Complete); and


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        (ii) the date which is the last of:

        (a) the seventh (7th) month anniversary of the date on which Landlord shall Substantially Complete the Minimum Landlord's Work; it being agreed that such seventh (7th) month anniversary date shall be October 1, 2001.

        (b) August 1, 2001 (the "SCHEDULED COMPLETION DATE"), the Scheduled Completion Date being extended by any actual period that Tenant, using reasonable diligence, shall have been unable to (1) substantially complete the Improvements in accordance with the Work Letter (collectively, "TENANT'S WORK") by the Scheduled Completion Date due to Landlord Delays (as defined herein) occurring after March 27, 2001 or by reason of an event of Force Majeure (as defined herein) occurring after March 27, 2001 and/or (2) conduct normal business operations from the Premises as a result of the non- completion of Landlord's Work by the Scheduled Completion Date (as adjusted in accordance with the applicable provisions of this Lease due to Tenant Delays (as defined herein)) but only if and to the extent that such non-completion resulted from matters occurring after March 27, 2001; it being agreed that no extensions thereof shall be aggregated if and to the extent concurrent,

        (c) the day on which (i) the Common Areas reasonably required for the operation of the Club by Tenant (including the entrance and lobby serving the Club, all required means of egress and all other public areas immediately adjacent to the Club's entrance, if any) are Substantially Completed and (ii) the base building systems and mechanical systems which interface with and affect the operations of the Club are Substantially Completed, and

        (d) the day on which the parking areas for the Club located on the B-3 level of the Building are reasonably accessible and usable for parking


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        purposes, without material impairment by any on-going construction at the Development.

                                    ARTICLE 5

                                ANNUAL BASE RENT

Section 5.1 Effective as of the Effective Date, the first sentence of Section
5.1 of the Lease shall be deemed modified and restated in its entirety as follows:

        "During the Initial Term Tenant agrees to pay to Landlord annual base rent for the Premises (the "ANNUAL BASE RENT") at the rate of Three Million Eight Hundred Thousand and 00/100 Dollars ($3,800,000.00) per annum (the "INITIAL ANNUAL BASE RENT AMOUNT"). Notwithstanding the foregoing, provided that Tenant is not then in default under this Lease beyond any applicable period set forth in this Lease within which the default may be cured, Tenant shall be entitled to an aggregate credit of $1,000,000 to be applied in twelve (12) equal monthly installments of $83,333.33 against the monthly installments of Annual Base Rent due hereunder for the second through thirteenth calendar months of the Initial Term (the "FREE RENT PERIOD"); it being further agreed, however, that if Tenant is in default under this Lease beyond any applicable cure period, then (a) any credit not given Tenant during the period of such default shall only be suspended and shall be given to Tenant, and carried forward if not capable of immediately being used in its entirety until capable of being so used in its entirety, upon any subsequent cure by Tenant of such default and any other then existing default(s) by Tenant under this Lease, and (b) Tenant shall further be entitled to all monthly installments of such credit otherwise to be applied, pursuant to the terms hereof, after such subsequent cure(s). Notwithstanding anything to the contrary in this Lease, if there shall be Net Distributable Cash for the Free Rent Period, but calculated for this purpose only without reference to any additional rent payable pursuant to this sentence, then Tenant shall pay an amount (such amount, the "FREE RENT MAKE-UP") equal to the lesser of (1) the amount of the $1,000,000 credit set forth above actually applied against Annual Base Rent as provided above, whether such application against Annual Base Rent was made during the Free Rent Period or subsequent thereto (i.e., if any portion of such credit is so applied after the Free Rent Period pursuant to either or both of the preceding clauses (a) and (b)) or (2)


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        the amount of such Net Distributable Cash (as so calculated) to
        Landlord, as additional rent, concurrently with the Quarterly Statement (as defined below) for the quarter that includes the end of the Free Rent Period. Such Quarterly Statement shall further include, in addition to the information otherwise required to be included therewith, an itemization of the Net Distributable Cash, the Gross Cash Receipts, the Expenditures, the Reserves, the Management Fee, the Operating Loss, the Percentage Operating Loss Return Payment, the Outstanding Operating Loss, the Percentage Equity Return Payment and the Outstanding Capital Investment for the Free Rent Period showing how any such Free Rent Make-Up was calculated. If there shall be no such Net Distributable Cash (as so calculated) for the Free Rent Period, then such Quarterly Statement shall still include an itemization of the Net Distributable Cash, the Gross Cash Receipts, the Expenditures, the Reserves, the Management Fee, the Operating Loss, the Percentage Operating Loss Return Payment, the Outstanding Operating Loss, the Percentage Equity Return Payment and the Outstanding Capital Investment for the Free Rent Period but showing instead how it was calculated that no Free Rent Make-Up was due. The NDC Statement (as defined below) for the Lease Year that includes the end of the Free Rent Period shall also include an itemization of the Net Distributable Cash, the Gross Cash Receipts, the Expenditures, the Reserves, the Management Fee, the Operating Loss, the Percentage Operating Loss Return Payment, the Outstanding Operating Loss, the Percentage Equity Return Payment and the Outstanding Capital Investment for the Free Rent Period and a calculation showing whether any Free Rent Make-Up was due for such period and, if so, then how much. Subject to Landlord's right to dispute such NDC Statement pursuant to
        Article 58 hereof, if such NDC Statement shall show that the amount, if any, paid to Landlord hereunder as Free Rent Make-Up exceeds the amount actually due under such NDC Statement for such Free Rent Make-Up, then Landlord shall credit Tenant the amount of such overpayment (together with interest thereon at the Prime Rate less five percent (5%) (e.g., if the Prime Rate was 8%, then interest thereon would be calculated at a per annum rate of 3%), but not less than three percent (3%), from the date such overpayment was paid to Landlord to the date such overpayment is credited or refunded, as applicable, as provided in this Section if the actual amount of Free Rent Make-Up actually received by Landlord under


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        Section 57.2(a) hereof was more than ten percent (10%) higher than the actual amount due and payable to Landlord pursuant to Section 57.2(a) hereof) against the next accruing installment(s) of NDC Rent. If such NDC Statement shall show that the amount, if any, of Free Rent Make-Up paid to Landlord hereunder is less than the amount actually due under the NDC Statement, then Tenant shall pay the underpayment to Landlord contemporaneously with the delivery of such NDC Statement to Landlord (together with interest thereon from the date such payment was due to the date such payment is paid at the Prime Rate less five percent (5%) (e.g., if the Prime Rate was 8%, then interest thereon would be calculated at a per annum rate of 3%), but not less than three percent (3%), if the actual amount of NDC Rent payable to Landlord under Section 57.2(a) hereof was more than ten percent (10%) higher than the amount paid to Landlord). The acceptance by Landlord of such NDC Statement, or payment of Free Rent Make-Up with respect thereto, shall be without prejudice and shall in no event constitute a waiver of Landlord's right to claim a deficiency in the payment of Free Rent Make-Up or to audit Tenant's books and records (as hereafter set forth) for a period of twenty-four (24) months from the date of receipt of such NDC Statement. If Landlord does not notify Tenant in writing of any dispute as to any NDC Statement within such twenty-four (24) month period regarding Free Rent Make-Up, then Landlord shall waive its right to dispute such NDC Statement regarding Free Rent Make-Up."

                                    ARTICLE 6

                        LANDLORD'S CONTRIBUTION/ALLOWANCE

Section 6.1. Effective as of the Effective Date and provided that Tenant actually surrenders the Deleted Space subject to the terms and provisions of this Agreement, the fourth sentence of Section 1.2 of the Lease shall be deemed modified and restated in its entirety as follows:

        "Subject to and in accordance with the terms and conditions of the Work Letter and the Lease, Landlord shall provide Tenant with a contribution in the amount of Nineteen Million and 00/100 Dollars ($19,000,000.00) (the "LANDLORD'S CONTRIBUTION" and/or the "ALLOWANCE") in connection with hard and soft costs and expenses actually incurred by Tenant in the performance of certain improvements by Tenant to be made in and to the Premises approved by Landlord and in connection with furniture, fixtures and


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        equipment, in each such case, to initially prepare the Premises for the operation of the Club, and to build out the presale office for the Club; it being agreed, however, that such soft costs shall not include any development or other fee paid to Tenant or any Affiliate."

Section 6.2. Disbursement of the Allowance shall be subject to all of the terms and conditions set forth in Section 1.2 of the Lease and Article 8 of the Work Letter; provided, however, that in addition to such terms and conditions, at the time of each Tenant request for disbursement of the Allowance, Tenant shall deliver to Landlord a certificate from Tenant's architect setting forth in reasonable detail any delays which have occurred which may affect the Construction Schedule and/or the Tenant Work Budget, and any revisions, amendments or modifications to the Tenant Plans and Specifications.

Section 6.3. Landlord shall pay to Tenant the additional sum of Five Million and 00/100 Dollars ($5,000,000), as reimbursement for additional tenant improvement costs for this and other affiliated projects but which is not part of Landlord's Contribution, within ten (10) business days after the Lender (as hereinafter defined) shall have notified Landlord in writing that it has approved this Agreement, which notification shall in no event be later than March 29, 2001. Landlord shall, promptly upon its receipt of any such approval, deliver a copy of same to Tenant if the Lender has not already done so. Said additional sum shall not be taken into account in the calculation of NDC Rent under the Lease or in the calculation of NDC Rent (as defined thereunder) under any other lease between an Affiliate of Landlord and an Affiliate of Tenant. If the Lender has not approved this Agreement on or before March 29, 2001, then Tenant may cancel this Agreement by written notice to Landlord, in which event this Agreement shall be of no further force or effect, and neither party hereto shall have any further rights, liabilities or obligations hereunder; it being further agreed and understood, in such event, that the parties' respective rights, duties, obligations and positions in respect of the Lease shall remain unchanged by this Agreement and shall be what they would have been if this Agreement had never been signed.

                                    ARTICLE 7

                      TENANT COMPLETION OF THE IMPROVEMENTS

Section 7.1. (a) Tenant, at its sole cost and expense, shall complete the Improvements shown on the plans and specifications listed on EXHIBIT C annexed hereto (collectively, the "TENANT PLANS AND SPECIFICATIONS") in accordance with the terms and provisions of the Lease (as amended by this Agreement), the Work Letter, the Construction Schedule and the Tenant Work Budget. Tenant shall not revise, amend or modify the Tenant Plans and Specifications without the prior written consent of Landlord.

(b) Annexed hereto as SCHEDULE 1 is the schedule, as of the date set forth on such schedule, for the performance and completion of Tenant's Work (the "CONSTRUCTION


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SCHEDULE"). Annexed hereto as SCHEDULE 1-A is a schedule of the Tenant's Actual
Improvement Costs, as of the date set forth on such schedule, for Tenant's Work (the "TENANT WORK BUDGET"). Tenant represents and warrants that the Construction Schedule and the Tenant Work Budget were prepared in accordance with good construction practice and reflect, to Tenant's actual knowledge after due and diligent inquiry, the true and correct schedule for the performance and completion of Tenant's Work, as of the date set forth on the Construction Schedule, and the true and correct itemization of all of the Tenant's Actual Improvement Costs for Tenant's Work, as of the date set forth on the Tenant Work Budget. Tenant shall promptly inform Landlord of any revision, amendment or modification to the Construction Schedule or the Tenant Work Budget; it being agreed that Landlord's prior written consent, not to be unreasonably withheld, delayed or conditioned, shall be required for any such revision, amendment or modification the likely effect of which would be to delay the scheduled opening date of the Club (which is September 1, 2001 as of the date hereof) from what it would otherwise have been if no such revision, amendment or modification were made. Notwithstanding anything to the contrary contained herein and/or in the Lease, Tenant remains obligated for all of Tenant's Actual Improvements Costs for Tenant's Work. (c) As a material inducement to and in consideration of Landlord entering into this Agreement, Tenant shall (i) use commercially reasonable efforts (which shall include for purposes of this Agreement and the Lease, the completion of the Improvements on a "work around" schedule basis) to diligently prosecute to completion and complete the Improvements in accordance with the terms and provisions of the Lease (as amended by this Agreement) and Work Letter and open the Premises to the general public for the ordinary conduct of the business described in Section 8.1 of the Lease contemporaneously with the opening of the Primary Hotel to the general public (subject to extension for actual delays resulting from an event of Force Majeure and/or a Landlord Delay and it being agreed and acknowledged that no such extensions shall be aggregated if and to the extent concurrent) and (ii) thereafter continuously conduct the business described in Section 8.1 of the Lease in the Premises in a first-class manner and during the hours comparable to other athletic clubs with comparable facilities operated by Tenant or any Affiliate of Tenant as of the date hereof (subject to events of Force Majeure and Temporary Closures). Landlord represents and warrants to Tenant that, to Landlord's actual knowledge after due and diligent inquiry, the Primary Hotel, as of the date hereof, is expected to open to the general public on September 1, 2001.

Section 7.2. [Intentionally omitted]

Section 7.3. (a) The references to three elevators in Paragraphs d.1 and d.1(i) of Article 1 of the Work Letter are hereby amended to refer to only two such elevators, which are hereby agreed to be the two (2) passenger elevators, known as E17 and E18, which are to be located in the Premises and which are more particularly described on EXHIBIT E annexed hereto (collectively, the "PREMISES PASSENGER ELEVATORS"). Paragraphs d.1(ii) (referring to an internal elevator) and d.1(iii) (referring to the non-exclusive use of base building elevator #1) of Article 1 of the Work Letter remain unchanged. Paragraph d.1(i) of Article 1 of the Work Letter is hereby further amended to provide that Landlord shall cause, at Landlord's expense except as provided in the Construction Related Matters Exhibit (as defined below), the Premises Passenger


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Elevators to stop only on the B3 level of the Building, the lobby level of the
Building and the fourth (4th) floor level of the Building.

(b) Landlord shall provide, install and connect at Landlord's expense the other passenger elevator, known as E19, which is more particularly described on EXHIBIT E (the "BACK-UP PASSENGER ELEVATOR"), and shall cause it to stop only on the lobby level of the Building, the second (2nd) floor of the Building and the fourth (4th) floor of the Building. Tenant may have the non-exclusive use of the Back-Up Passenger elevator only from 5 P.M. to midnight on business days and at all times on non-business days (collectively, "NON-BUSINESS HOURS"), except as otherwise provided below in this Section 7.3(b). Landlord agrees that if either of the Premises Passenger Elevators are not functioning during any period not constituting Non-Business Hours, then immediately upon the receipt by Landlord's on-site building manager of written notice from Tenant of same, Tenant may use the Back-Up Passenger Elevator for passenger use during such period for as long as such Premises Passengers Elevator(s) are not functioning and Tenant shall be using commercially reasonable efforts to diligently prosecute to completion the repair of such Premises Passenger Elevator(s); it being agreed that Tenant, as provided in Section 15.1 of the Lease, shall maintain (including necessary replacements) and preserve the Premises Passenger Elevators and the internal elevator within the Premises referred to above, but that Tenant shall have no such responsibility with respect to the Back-Up Passenger Elevator and the base building elevator #1 referred to above, each of which are part of the Common Areas, except if and to the extent such maintenance (including replacements) is not the result of ordinary wear and tear and also results from the acts, omissions or negligence of Tenant or its agents. In addition, Tenant shall be entitled to the non-exclusive use the Back-Up Passenger Elevator at all times if and at such time as the tenant(s) on the second (2nd) floor of the Building shall no longer reasonably require the exclusive use of the Back-Up Passenger Elevator during hours that are not Non-Business Hours.

                                    ARTICLE 8

                              DEFAULTS AND REMEDIES

Section 8.1. Article 23 of the Lease shall be deemed modified and restated in its entirety as follows:

"23. DEFAULTS AND REMEDIES.

                23.1 Defaults. The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant ("DEFAULT"):

        (i) The vacation or abandonment of the Premises by Tenant or failure to continuously operate the Club in accordance with Article 8 hereof where Tenant has failed to cure such vacation, abandonment or failure to


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
        operate within fifteen (15) days following notice from Landlord to Tenant of the need for such cure (which time period is subject to extension for actual delays resulting from an event of Force Majeure, and Tenant shall provide reasonable notification thereof to Landlord), it being understood and agreed however, that cessation of operations of business from the Premises from time to time for the purpose of remodeling the Premises or making alterations, additions or improvements to the Property (collectively "TEMPORARY CLOSURES") shall not be considered vacation or abandonment of the Premises provided and on condition that (1) Tenant shall use commercially reasonable efforts to complete any and all such work, from time to time, in an expeditious and non-disruptive manner, (2) Tenant shall have given Landlord at least one hundred twenty (120) days prior written notice of any such Temporary Closure (except with respect to an event of Force Majeure, and Tenant shall provide reasonable notification thereof to Landlord), (3) any such Temporary Closure shall not exceed ninety (90) days in the aggregate (which time period is subject to extension for actual delays resulting from an event of Force Majeure, and Tenant shall provide reasonable notification thereof to Landlord), (4) Tenant shall reasonably cooperate with Landlord in order that any such Temporary Closure shall not unreasonably disturb the normal operations of the Primary Hotel and (5) Tenant shall reasonably cooperate with Landlord in order to provide a temporary means to accommodate the Primary Hotel Guests during any Temporary Closure, such as the temporary relocation of a reasonable


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        number of exercise machines and equipment to other areas of the Premises or to an area in the Primary Hotel for use by the Primary Hotel Guests during any such Temporary Closure (it being understood and agreed that all costs and risks associated with such relocation, the use of any such other areas and such machines and equipment therein, and the relocation of such machines and equipment back to the Premises when such use is no longer necessary shall all be the sole obligation and liability of Landlord);

        (ii) Subject to Temporary Closures as provided in Section 23.1(i) hereof and events of Force Majeure, the failure by Tenant to permit Primary Hotel Guests to have access to the Club to use the facilities therein subject to and in accordance with the provisions of Section 4.2 of this Lease, where such failure shall continue for a period of five (5) business days following notice thereof from Landlord to Tenant;

        (iii) The failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder (including the Work Letter), where such failure shall continue for a period of ten (10) business days following notice from Landlord to Tenant that such payment is due; provided, however, Tenant shall be entitled to such notice and opportunity to cure on only two (2) occasions during any Lease Year;

        (iv) Other than as expressly specified in Sections 23.1(i), (ii), (iii),
        (v) or (vi) hereof or Section 15.10 of the First Supplemental Agreement of Lease


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
        dated as of March 27, 2001 between Landlord and Tenant, in which case the notice and cure periods specified therein shall apply, the failure by Tenant to observe or perform any of the covenants or provisions of this Lease (including the Work Letter) to be observed or performed by Tenant, where such failure shall continue for a period of thirty (30) days following notice thereof from Landlord to Tenant. If the nature of the Default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in Default if Tenant shall commence such cure within said thirty-day period and thereafter diligently prosecutes such cure to completion, which completion shall occur not later than one hundred twenty (120) days from the date of such notice from Landlord;

        (v) (a) The making by Tenant of any general assignment for the benefit of creditors; (b) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy unless, in the case of a petition filed against Tenant the same is dismissed within one hundred twenty (120) days; (c) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within one hundred twenty (120) days; or (d) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within 120 days; or

        (vi) The failure by Tenant to complete the Improvements in accordance with the terms and provisions of this Lease and the Work Letter and/or open the Premises to the general public for the business described in
        Section 8.1 of this Lease within the later of (a) twelve (12) months following the Substantial Completion of the Minimum Landlord's Work or
        (b) eighteen (18) months after the installation of the concrete decks on floors 2, 3, 4 and 5 of the Premises, subject to extension due to Force Majeure and/or Landlord Delay, it being agreed that no such extensions shall be aggregated if and to the extent concurrent, where such failure shall continue for a period of thirty (30) days following notice from Landlord to Tenant.

        Any notice provided for in this Section 23.1 shall be in addition to, and not in lieu of, any statutorily required notice regarding unlawful detainer actions.

        In the event that this Lease is terminated by notice as provided for in
        Section 23.1(v) hereof and Tenant shall thereafter seek protection under the Federal Bankruptcy Laws or any state equivalent, then Tenant if a debtor-in-possession agrees to consent to any application by Landlord to terminate the automatic stay provisions of the Federal Bankruptcy Code on the grounds that there is no equity in this Lease as a result of the pre- petition termination notice.

        23.2 Remedies. In the event of any Default, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:

        (i) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

        (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

        (iii) the worth at the time of award of the amount by which the unpaid Monthly Base Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided.

        As used in Section 23.2(i) and (ii) hereof, the "worth at the time of award" is computed by allowing interest at the prime, base or reference rate of The Chase Manhattan Bank of New York, or its successors, from time to time, charged to its most favored customers on commercial loans having a 90-day duration (the "PRIME RATE") plus two percent (2%) (for example, if the Prime Rate was 8%, then the worth at the time of the award would be computed using a per annum interest rate of 10%). As used in Section

        23.2(iii) hereof, the "worth at the time of award" is computed by discounting such amount by the Prime Rate at the time of award. Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor Tenant shall be liable for consequential or punitive damages which may be suffered by the other as a result of a default by Landlord or default by Tenant under this Lease.

                23.3 Re-entry. In the event of any Default, Landlord shall also have the right, without demand or notice, without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises, either by summary proceedings or by action at law, without being deemed guilty of trespass and without prejudice to any remedies for nonpayment or late payment of any Rent or breach of any covenant. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. If Landlord elects to re-enter the Premises, Landlord may terminate this Lease, or from time to time, without terminating this Lease, may relet all or any part of the Premises as agent for Tenant for such term or terms and at such rental and upon such other terms and conditions as Landlord may deem advisable, with the right to make alterations and repairs to the Premises as Landlord, in Landlord's reasonable judgment, considers advisable and necessary for the purpose of reletting the Premises. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 23.3 shall be construed as an election to terminate this Lease unless notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction.

        If Landlord terminates this Lease or re-enters the Premises pursuant to this Article 23, Tenant shall remain liable (in addition to accrued liabilities) for: (i) any unpaid Rent due at the time of termination, plus interest thereon from the due date at the Prime Rate; provided, however, that if such interest is limited by law to a lesser amount, Landlord shall be entitled to the maximum amount of interest permitted by law, (ii) subject to clause (v) of this paragraph, Rent until the date this Lease would have expired had such termination not occurred; (iii) any and all reasonable expenses (including all reasonable attorneys' fees, costs and brokerage fees) incurred by Landlord in re-entering and repossessing the Premises, in making good any Default by Tenant, in protecting and preserving the Premises by use of watchmen and caretakers and in reletting the Premises (subject to the provisions of the immediately preceding paragraph and provided that Tenant shall not be liable for any expenses incurred by Landlord with respect to alterations which are not consistent with the use of the Premises as an athletic club and/or a use(s) complementary to an athletic club); and (iv) any other amount reasonably necessary to compensate Landlord for any other detriment actually caused Landlord by Tenant's failure to perform its obligations under this Lease, less (v) the net proceeds received by Landlord from any reletting prior to the date this Lease would have expired if it had not been terminated. Tenant agrees to pay to Landlord the amount so owed above for each month during the Term, at the beginning of each such month. Any suit brought by Landlord to enforce collection of such amount for any one month shall not prejudice Landlord's right to enforce the collection of any such amount for any subsequent month. In addition to the foregoing, and without regard to whether this Lease has been terminated, Tenant shall pay to Landlord all costs incurred by Landlord, including reasonable legal fees and costs, with respect to any lawsuit or action instituted or taken by Landlord to enforce the provisions of this Lease. Tenant's liability shall survive the institution of summary proceedings and the issuance of a warrant or writ thereunder.

        If Landlord terminates this Lease, Landlord shall have the right at any time, at its sole option, to require Tenant to pay to Landlord on demand, as liquidated and agreed final damages in lieu of Tenant's liability hereunder: (i) the then present cash value of the Rent, and all other sums which would have been payable under this Lease from the date of such demand to the date when this Lease would have expired if it had not been terminated, minus (ii) the fair market value of the Premises for the same period; provided, however, that if such damages are limited by law to a lesser amount, Landlord shall be entitled to prove as liquidated damages the maximum amount permitted by law.

        Landlord shall use commercially reasonable efforts to relet the Premises in the event this Lease is terminated pursuant to the provisions of this
        Article 23.

        Tenant, on its own behalf and on behalf of all persons claiming through Tenant, including, but not limited to, all creditors, does hereby waive any and all rights and privileges, so far as is permitted by law, which Tenant and all such persons might otherwise have under any present or future law: (i) to redeem the Premises; (ii) to reenter or repossess the Premises;

        (iii) to restore the operation of this Lease, with respect to any dispossession of Tenant by judgment, warrant or writ of any court or judge, or any re-entry by Landlord, any expiration or termination of this Lease, whether such dispossession, re-entry, expiration or termination of this Lease shall be by operation of law or pursuant to the provisions of this Lease; or (iv) to the service of any notice of intention to re-enter or notice to quit which may otherwise be required to be given. The words "disposition," "re-enter", and "re-elected" as used in this Lease shall not be deemed to be restricted to their technical meanings.

        In the event of any breach or threatened breach by Tenant or any persons claiming through Tenant of any of the provisions contained in this Lease, Landlord shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right or remedy allowed at law, in equity, or otherwise.

                23.4 Cumulative Rights. Except as otherwise expressly provided in this Lease, all rights, options and remedies of Landlord contained in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the others, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease. No waiver of any Default shall be implied from any acceptance by Landlord of any rent or other payments due hereunder or any omission by Landlord to take any action on account of such Default if such Default persists or is repeated, and no express waiver shall affect Defaults other than as specified in said waiver.

                23.5 Waiver of Trial by Jury. Tenant hereby waives all right to trial by jury in any claim, action, proceeding or counterclaim by Landlord against Tenant on any matters arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, and/or Tenant's use or occupancy of the Premises."

                                    ARTICLE 9

                     SECURITY AGREEMENTS/LEASEHOLD MORTGAGES

Section 9.1. A new Article 56 is added to the Lease to read in its entirety as follows:

        "56. SECURITY AGREEMENTS/LEASEHOLD MORTGAGES.

        56.1 (a) Subject to the limitations of this Article 56, Tenant shall have the right to mortgage and pledge its interest in and to this Lease, provided and on condition that any such mortgage, pledge or other similar lien instrument (a "LEASEHOLD Mortgage") shall be given to an Authorized Institution (as herein defined and an Authorized Institution holding a Leasehold Mortgage shall hereunder be referred to as an "AUTHORIZED HOLDER"). Any such Leasehold Mortgage shall be subject and subordinate to the rights of Landlord under this Lease and the Senior Interest Holders. Landlord shall not be obligated to recognize a holder of any Leasehold Mortgage, nor shall any such holder be entitled to any of the rights granted to an Authorized Holder in this Article, unless such holder shall be an Authorized Institution.

        (b) No Authorized Holder of a Leasehold Mortgage on this Lease shall have the rights or benefits mentioned in this Article 56, nor shall the provisions of this Article be binding upon Landlord, unless and until an executed counterpart of such Leasehold Mortgage or a copy certified by the Authorized Holder or by the recording officer to be true, shall have been delivered to Landlord, together with a certified copy of all other ancillary or security documents (collectively, "LEASEHOLD FINANCING DOCUMENTS"). Within fifteen (15) business days after request by Tenant, Landlord shall provide to any proposed holder of a Leasehold Mortgage a statement as to whether such proposed holder is an Authorized Holder and whether or not any notice of default under this Lease has been delivered to Tenant. Except as otherwise set forth in such statement, such statement shall stop Landlord from asserting that such holder is not an Authorized Holder, but shall create no liability on Landlord, and, if the same states that such proposed holder is not an Authorized Holder, shall set forth the reasons therefor in reasonable detail. In no event, however, shall any failure by Tenant or other party to comply with the terms of any such Leasehold Mortgage, including, without limitation, the use of any proceeds of any debt, the repayment of which is secured by such Leasehold Mortgage, be deemed to invalidate the lien of such Leasehold Mortgage.

        (c) Tenant and/or the Authorized Holder of such Leasehold Mortgage shall send to Landlord an executed counterpart of any amendment, modification or extension of such Leasehold Mortgage or any other Leasehold Financing Documents promptly after the same are executed.

        56.2 If Tenant shall mortgage this Lease in compliance with the provisions of this Article 56, then so long as any such Leasehold Mortgage shall remain unsatisfied of record, the following provisions shall apply:

        (a) Landlord, upon serving Tenant with any notice of default pursuant to the provisions of Article 23 hereof, shall also serve a copy of such notice upon the Authorized Holder at the address provided for in Section 56.2(e) hereof, and as to such Authorized Holder only, no notice by Landlord to Tenant hereunder shall be deemed to have been duly given unless and until a copy thereof has been so served.

        (b) Any Authorized Holder, in case Tenant shall be in default hereunder, shall, within the period set forth herein to cure such default and otherwise as herein provided, have the right to remedy such default, or cause the same to be remedied, and Landlord shall accept such performance by or at the instance of such Authorized Holder as if the same had been made by Tenant.

        (c) Anything herein contained to the contrary notwithstanding, upon the occurrence of a Default, Landlord shall take no action to effect a termination of this Lease without first giving to the Authorized Holder at the address provided for in Section 56.2(e) hereof written notice thereof and, as to such Authorized Holder only, (x) with respect to any Default which can be cured by payment of money, five (5) business days thereafter within which to cure any such monetary Default; provided, however, that such Authorized Holder shall, within such five (5) business day period, deliver to Landlord a valid, legal and binding written understanding by such Authorized Holder to indemnify, defend and hold harmless Landlord and the Condominium Association (if applicable) from and against all

        Claims actually or allegedly arising from or in connection with such Default and Landlord's forbearing from terminating the Lease; and (y) with respect to such other Defaults (individually and collectively, "NON-MONETARY DEFAULTS"), a reasonable time thereafter within which either to obtain possession of the Leasehold Mortgaged property (including possession by a receiver) or to institute, prosecute and complete foreclosure proceedings or otherwise acquire Tenant's interest under this Lease with diligence; provided, however, that such Authorized Holder shall, within thirty (30) days following any such Non-Monetary Default, deliver to Landlord a valid, legal and binding written undertaking by such Authorized Holder to cure such default subject to and in accordance with the applicable provisions of the balance of this
        Article 56, to pay to Landlord all Rent then due and owing to Landlord from Tenant and to indemnify, defend and hold harmless Landlord and the Condominium Association (if applicable) from and against all Claims actually or allegedly arising from or in connection with such Default and Landlord's forbearing from terminating this Lease; provided, further, however, that:

        (i) such forbearance shall not subject Landlord to criminal prosecution or subject all or any portion of the Development to lien or sale (without limiting the application of the above Landlord shall be deemed subject to prosecution for a crime if Landlord, or its managing agent, if any, or any officer, director, partner, shareholder or employee of Landlord or its managing agent as an individual, is charged with a crime of any kind or degree whatsoever, whether by summons or otherwise);

        (ii) such forbearance shall not be in breach of any covenant, representation or warranty of any Senior Interest;

        (iii) such Authorized Holder shall promptly, diligently and continuously prosecute the cure of such event of default; and

        (iv) such Authorized Holder upon obtaining possession or acquiring Tenant's interest under this Lease, shall be required promptly to cure all defaults then susceptible of being cured prior to the expiration of the applicable notice and grace periods expressly provided for in this Lease which periods shall not commence to elapse until the date on which such Authorized Holder shall obtain possession or acquire Tenant's interest under this Lease; provided, however, that: (1) such Authorized Holder shall not be obligated to continue such possession or to continue such foreclosure proceedings after any such default shall have been cured; (2) nothing herein contained shall preclude Landlord, subject to the provisions of this Article 56, from exercising any rights or remedies under this Lease with respect to the occurrence of any other event of default during the pendency of any foreclosure proceedings; (3) such Authorized Holder shall agree with Landlord in writing made within twenty (20) days after request therefor by Landlord (given after the occurrence of a Default), to comply during the period of such forbearance with such of the agreements, terms, conditions and covenants of this Lease as are susceptible of being complied with by such Authorized Holder (it being agreed that any agreement, term, condition or covenant that can be performed or cured solely by payment of money shall be susceptible of being complied with by such Authorized Holder); and (4) any default by Tenant not susceptible of being cured by such Authorized Holder shall be deemed to have been waived by Landlord upon such possession or acquisition of Tenant's interest in this Lease by such Authorized Holder. It is understood and agreed that such Authorized Holder, or its designee, or any purchaser in foreclosure proceedings (including, without limitation, a corporation formed by such Authorized Holder) may become the legal owner of this Lease through any foreclosure proceedings or by assignment of this Lease in lieu of foreclosure; provided, however, that such legal owner shall (A) comply with the applicable provisions of this Article 56 and (B) within thirty (30) days after obtaining possession of or acquiring Tenant's interest under this Lease or acquiring control of Tenant's interest under this Lease (provided that the mere appointment of a receiver shall not be deemed to place such Authorized Holder in control unless such Authorized Holder has the ability to direct the appointment of a Qualified Manager) (aa) at all times retain a manager or operator ("QUALIFIED MANAGER") for the Premises which has demonstrated experience and expertise in the operation of sports fitness clubs consistent with the operations required of Tenant under this Lease (which obligation to retain a Qualified Manager shall be a continuous and ongoing obligation of any such entity holding Tenant's interest under this Lease) and shall have notified Landlord of such Qualified Manager and delivered reasonable documentation as to the experience and expertise of such Qualified Manager to Landlord, or (bb) assign Tenant's interests in this Lease in accordance with the terms and conditions of
        Article 24 hereof. If a dispute arises with respect to the experience and/or expertise of a Qualified Manager which dispute is not resolved within ten (10) days after notice thereof to the other party, either party may by notice to the other submit the dispute to arbitration in accordance with Section 7.3 hereof.

        (d) In the event of the termination of this Lease prior to the expiration of the term of this Lease, whether by summary proceedings to dispossess, service of notice to terminate, or otherwise, due to an event of default, Landlord shall serve upon the Authorized Holder at the address provided for in Section 56.2(e) hereof written notice that this Lease has been terminated together with a statement of any and all sums which would at that time be due under this Lease but for such termination, and of all other events of default, if any, under this Lease then known to Landlord. Such Authorized Holder shall thereupon have the option to obtain a new lease in accordance with and upon the following terms and conditions:

                Upon the written request of such Authorized Holder given within thirty (30) days after service of such notice from Landlord that this Lease has been terminated, Landlord shall enter into a new lease of the Premises with such Authorized Holder, or its designee, as follows:

                        Such new lease shall be entered into at the cost (including, without limitation, reasonable attorneys' fees, disbursements and expenses and any real estate transfer or transfer gains taxes imposed, primarily or secondarily, on Landlord by reason of such termination and/or the granting of such new lease) of the tenant thereunder, shall be effective as of the date of the termination of this Lease, and shall be for the remainder of the term of this Lease and at the rent and upon all the agreements, terms, covenants and conditions contained in this Lease, including any applicable rights of the lease extension. Such new lease shall require the tenant to perform any unfulfilled obligation of Tenant under this Lease which is susceptible of being performed by such tenant, including, without limitation, curing any default which can be cured by the payment of a sum of money. To the extent that Landlord's Work shall have theretofore been completed, Landlord shall have no further liability with respect to the initial construction of Landlord Work's. Such new lease shall provide that there shall be no liability on the part of Landlord for any holdover by Tenant. Upon the execution of such new lease, the tenant named therein shall pay any and all sums which would at the time of the execution thereof be due under this Lease but for such termination and shall pay all expenses, including (i) reasonable attorneys' fees, court costs and disbursements and expenses and any real estate transfer or transfer gains taxes imposed, primarily or secondarily, on Landlord by reason of such termination and/or the granting of such new lease and (ii) any costs and expenses incurred by Landlord in connection with such default and termination, the recovery of possession of the Premises, and the preparation, execution and delivery of such new lease.

        (e) Any notice or other communication which Landlord shall desire or is required to give to or serve upon any Authorized Holder shall be in writing and shall be served by certified mail, addressed to such Authorized Holder at its address as set forth in such Leasehold Mortgage, or in the last assignment thereof delivered to Landlord pursuant to Article 9 hereof or at such other address as shall be designated by such Authorized Holder by notice in writing given to Landlord by certified mail.

        (f) Any notice or other communication which any Authorized Holder shall desire or is required to give to or serve upon Landlord shall be deemed to have been duly given or served if sent by certified mail addressed to Landlord at Landlord's addresses as set forth in Article 9 hereof or at such other addresses (including, without limitation, to Senior Interest Holders designated by Landlord) as shall be designated by Landlord by notice in writing given to such Authorized Holder by certified mail.

        (g) Each such notice and communication provided for under this Section
        56.2 shall be governed by the provisions of Article 9 hereof.

        56.3 If any Authorized Holder or its designee shall obtain possession of or acquire title to Tenant's interest in this Lease, by foreclosure of the Leasehold Mortgage or by assignment in lieu of foreclosure or by an assignment to a nominee or wholly-owned subsidiary corporation of such Authorized Holder or its designee, or under a new lease subject to and in accordance with this Article 56, such Authorized Holder or such designee may assign this Lease or such new lease, as the case may be, and notwithstanding anything contained in Section 24.4 hereof, shall thereupon be released from all liability for the performance or observance of the agreements, terms, covenants and conditions in such lease contained on Tenant's part to be performed and observed from and after the date of such assignment, provided and on condition that (i) such Authorized Holder or such designee shall have complied with (a) the second sentence of Section 24.1 hereof and (b) the terms and conditions of Section 24.2 hereof, (ii) such assignee shall have in the reasonable judgement of Landlord, sufficient financial worth to perform the obligations of Tenant under this Lease as evidenced by the submission to Landlord of evidence reasonably satisfactory to Landlord of the financial worth of any such assignee and (iii) such assignee shall at all times retain a Qualified Manager for the Premises and shall have notified Landlord of such Qualified Manager and delivered reasonable documentation as to the experience and expertise of such Qualified Manager to Landlord.

        56.4 For all purposes of the Lease, an "AUTHORIZED INSTITUTION" means
        (a) a bank, savings and loan institution, trust or insurance company, real estate investment trust, a pension, welfare or retirement fund, an eleemosynary institution, a commercial bank or trust company acting as trustee in connection with the issuance of any bonds or any other debt financing (securitized or otherwise), a special purpose corporation or other entity established for the purpose of securitized financing which is owned wholly by any other Authorized Institution(s), or any combination of the foregoing, acting for its own account or as a trustee, provided, that each of the above entities, or any combination of such entities, shall qualify as an Authorized Institution for purposes of this Lease only if (i) each such entity is not a related entity of Tenant and (ii) each such entity, or combination of such entities, or the parent or parents of such entity or entities, or a guarantor reasonably satisfactory to Landlord of each such entity under a guaranty to and for the benefit of Landlord in form and substance reasonably satisfactory to Landlord, shall have individual or combined, as the case may be, net worth of at least $100,000,000 (subject to CPI Increase each Lease Year, commencing with the first Lease Year) as of the date of the giving of a Leasehold Mortgage by Tenant to any such aforementioned Person, or (b) a governmental or quasi- governmental instrumentality."

                                   ARTICLE 10

                                    NDC RENT

Section 10.1. A new Article 57 is added to the Lease to read in its entirety as follows:

"57. NDC RENT.

        57.1 Definitions. For purposes of this Lease, each of the following terms shall have the meaning given such term in this Section 57.1 or in the Section of this Lease indicated:

                      (a) "NET DISTRIBUTABLE CASH" for any period after the opening of the Club for business shall mean the amount, if any, by which Gross Cash Receipts (as defined below) exceed the sum of Expenditures (as defined below) and additions to Reserves (as defined below) if and to the extent permitted in this Article 57, in each instance, for such period.

                      (b) "GROSS CASH RECEIPTS" for any period after the opening of the Club for business shall mean all revenue and income of any nature derived by Tenant or an Affiliate (exclusive of the Management Fee) for such period from the Premises or the use or operation thereof, including, without limitation, amounts released from Reserves, rent, fees, proceeds from business interruption insurance, governmental allowances and awards and other forms of payments or awards from any source whatsoever, determined on a cash basis, but exclusive of any proceeds from (1) Tenant's financing of the leasehold created by this Lease, (2) any sale, direct or indirect, of any interest in Tenant or Tenant's operations (it being agreed, however, that the proceeds from any sale of used Trade Fixtures or Improvements, for salvage value or otherwise, that are not a part of any sale, direct or indirect, of any interest in Tenant or Tenant's operations would constitute Gross Cash Receipts), (3) any assignment of Tenant's interest in this Lease and (4) any subletting of all of the Premises if, immediately after such subletting, Tenant or an Affiliate shall no longer be in day to day control of the operations of the Club; provided, however, that in the event of any subletting immediately after which Tenant or an Affiliate shall no longer be in day-to-day control of the operations of the Club, NDC Rent shall continue to be calculated, and due from Tenant, as set forth in this Lease but as if such subtenant were the tenant under this Lease. Gross Cash Receipts shall further include, without limitation, any income derived by Tenant or an Affiliate (whether such income is derived from cash or the receipt of other non-cash assets such as stock) from the exploitation in connection with the Premises or the use or operation thereof of any trademark, tradename or other intellectual property of Tenant or an Affiliate, including, without limitation, from the "naming" of the Club and the sale of any branded merchandise at the Club; it being agreed, however, that if and to the extent any such intellectual property is exploited other than in connection with the Premises or the use or operation of the Premises, then Gross Cash Receipts shall include only the equitable portion, if any, of cash and only the equitable portion, if any, of the fair market value of any non-cash assets received from the exploitation of such intellectual property, in each such instance, in connection with the Premises or the use or operation of the Premises.

                      (c) "EXPENDITURES" for any period after the opening of the Club for business shall mean all cash expenditures made by Tenant or on behalf of Tenant for such period solely in connection with the Premises, the use or operation of the Premises or activities outside the Premises but, in the case of any activities outside the Premises, only if and to the extent that the revenue and income therefrom is included in Gross Cash Receipts. Without limiting the foregoing, Expenditures shall include, if and to the extent expended in connection with the Premises or the use or operation thereof, (i) financing payments (including principal and interest) and lease payments for fixtures, furniture and equipment (collectively "FF&E PAYMENTS"); it being agreed, however, that no such payments shall be included in Expenditures in connection with any financing or leasing of more than $2,000,000 worth of the initial fixtures, furniture and equipment needed to open the Club, (ii) the cost of operating, repairing and maintaining the Premises, (iii) capital expenditures, (iv) the Management Fee (as defined below) and (v) Start Up Costs (as defined below) as if incurred the day after the Club opens for business. Expenditures shall exclude (1) general overhead and administrative expenses, other than the Management Fee, (2) non-cash expenses, including depreciation, (3) debt service (including loan amortization) (other than FF&E Payments, which shall be included in

        Expenditures if and to the extent set forth above), (4) federal and state income taxes (it being agreed that Expenditures shall include any sales taxes, business taxes, gross receipts taxes, or other taxes of a similar nature assessed at the local level), (5) the hard and soft costs and expenses incurred by Tenant in the development of the Premises in order to open the Club (other than FF&E Payments, if and as aforesaid), and (6) NDC Rent (as defined below).

                      (d) "RESERVES" for any period after the opening of the Club for business shall mean a reasonable and customary portion of Gross Cash Receipts (including, without limitation, unearned initiation fees, prepaid dues, prepaid services, prepaid rents, prepaid payments and security deposits solely with respect to the Premises) for such period that are set aside by Tenant from such Gross Cash Receipts for reasonably anticipated expenditures required to maintain, repair and operate the Club in the Premises in the future in a manner comparable to other clubs operated by Tenant or an Affiliate (exclusive of the exclusions from Expenditures set forth in clauses (1) through (6) of the definition of Expenditures); provided that Reserves for any Lease Year shall not include an amount for capital expenditures greater than 3% of Gross Cash Receipts for such Lease Year and then only if and to the extent such amount is actually set aside for capital expenditures. Security deposits shall be added to Reserves at the later of when received and the Club's opening and shall be deemed released only if, as and when forfeited or refunded.

                      (e) "MANAGEMENT FEE" shall mean an amount equal to six percent (6%) of Gross Cash Receipts for a Lease Year or partial Lease Year; it being agreed, however, that Gross Cash Receipts, for this purpose only, shall exclude (i) prepaid dues and initiation fees until earned and released from Reserves, (ii) prepaid rents and other prepaid payments until applied and released from Reserves, (iii) security deposits until forfeited and released from Reserves and (iv) any monies being released from Reserves (for example, but without limitation, for capital expenditures) if such monies were previously included in the calculation of a Management Fee when first received by Tenant.

                      (f) "ADJUSTED NET DISTRIBUTABLE CASH" shall mean an amount equal to the Net Distributable Cash for a Lease Year minus, in the following order, the sum of (i) the Percentage Operating Loss Return Payment (as hereinafter defined), if any, for such Lease Year plus (ii) the aggregate amount of Percentage Operating Loss Return Payments for prior Lease Years, if any, which have not been paid to Tenant (other than in violation of the last sentence of this Section 57.1(f)), plus
        (iii) the then Outstanding Operating Loss (as defined below), if any, plus (iv) the Percentage Equity Return Payment (as hereinafter defined), if any, for such Lease Year plus (v) the aggregate amount of Percentage Equity Return Payments for prior Lease Years, if any, which have not been paid to Tenant (other than in violation of the last sentence of this Section 57.1(f)) plus (vi) the then Outstanding Capital Investment, if any. Tenant shall apply any and all Net Distributable Cash against the preceding items (i) through (vi) in such order and in accordance with customary accounting practices consistently applied.

                      (g) "OPERATING LOSS" for a period shall mean an amount, if any, by which the sum of Expenditures and additions to Reserves if and to the extent permitted in this Article 57 for such period exceeds Gross Cash Receipts for such period.

                      (h) "PERCENTAGE OPERATING LOSS RETURN PAYMENT" shall mean an amount equal to a ten percent (10%) per annum cumulative, annual compounding return on the aggregate Outstanding Operating Loss (as hereinafter defined).

                      (i) "OUTSTANDING OPERATING LOSS" shall mean the portion, if any, of the aggregate of all Operating Losses which have not, as of such date, been recouped by Tenant (other than in violation of the last sentence of Section 57.1(f) hereof).

                      (j) "PERCENTAGE EQUITY RETURN PAYMENT" shall mean an amount equal to an eleven percent (11%) per annum cumulative, annual compounding return on the aggregate Outstanding Capital Investment (as hereinafter defined).

                      (k) "CAPITAL INVESTMENT" shall be zero.

                      (l) "OUTSTANDING CAPITAL INVESTMENT" shall be zero.

                      (m) "START UP COSTS" shall mean all costs incurred by or on behalf of Tenant prior to the opening of the Club solely in connection with the opening of the Club that are not hard and soft costs of the performance of improvements in and to the Premises (such improvements including, without limitation, the build out of the presale office for the Club) or of furniture, fixtures and equipment. Start Up Costs include, without limitation, costs incurred in connection with the sale of memberships before the opening of the Club and the hiring and training of Club personnel, including without limitation, costs incurred in connection with operating any pre-sale office, personnel costs, commissions and marketing.

57.2 NDC Rent.

        (a) Tenant shall pay to Landlord, as Additional Rent and in the manner hereinafter provided, an amount equal to sixty percent (60%) of any Adjusted Net Distributable Cash for a Lease Year or partial Lease Year (the "NDC RENT"). NDC Rent shall be payable on a quarterly basis (as estimated by Tenant in good faith based on Tenant's books and records) contemporaneously with the delivery of a Quarterly Statement (as hereinafter defined).

        (b) (i) On or before the thirtieth (30th) day following the expiration of each quarterly period during the Term, Tenant shall deliver to Landlord a quarterly statement (each, a "QUARTERLY STATEMENT") signed and certified by the Financial Officer of Tenant to be true and correct to the best knowledge of the Financial Officer of Tenant disclosing the Adjusted Net Distributable Cash for the preceding quarterly period and an itemization of the Net Distributable Cash, the Gross Cash Receipts, the Expenditures, the Reserves, the Management Fee, the Operating Loss, the Percentage Operating Loss Return Payment, the Outstanding Operating Loss, the Percentage Equity Return Payment and the Outstanding Capital Investment for such period which were used to compute the Adjusted Net Distributable Cash and the NDC Rent for such period.

        (ii) Tenant shall submit to Landlord, on or before the ninetieth (90th) day following the end of each Lease Year (including, without limitation, the last Lease Year or partial Lease Year during the Term of the Lease, as to which Tenant's obligation to pay NDC Rent shall survive the Expiration Date or sooner termination of this Lease) an auditor's report (each, a "NDC STATEMENT"), which shall (A) be prepared, at Tenant's sole cost and expense, by a so-called "Big 5" accounting firm ("TENANT'S ACCOUNTING FIRM") and (B) disclose the Adjusted Net Distributable Cash and the NDC Rent for such Lease Year. Each NDC Statement shall disclose the Adjusted Net Distributable Cash and the NDC Rent for such Lease Year or fraction of a Lease Year and an itemization of the Net Distributable Cash, the Gross Cash Receipts, the Expenditures, the Reserves, the Management Fee, the Operating Loss, the Percentage Operating Loss Return Payment, the Outstanding Operating Loss, the Percentage Equity Return Payment and the Outstanding Capital Investment for such period which were used to compute the Adjusted Net Distributable Cash and the NDC Rent. Subject to Landlord's right to dispute such NDC Statement pursuant to Article 58 hereof, if such NDC Statement shall show that the amounts, if any, paid to Landlord under Section 57.2(a) hereof exceed the amount actually due under such NDC Statement for such Lease Year, then Landlord shall credit Tenant the amount of such overpayment (together with interest thereon at the Prime Rate less five percent (5%) (e.g., if the Prime Rate was 8%, then interest thereon would be calculated at a per annum rate of 3%), but not less than three percent (3%), from the date such overpayment was paid to Landlord to the date such overpayment is credited or refunded, as applicable, as provided in this Section if the actual amount of NDC Rent actually received by Landlord under Section 57.2(a) hereof was more than ten percent (10%) higher than the actual amount due and payable to Landlord pursuant to
        Section 57.2(a) hereof) against the next accruing installment(s) of NDC Rent and if the amount of the credit exceeds the amount of the subsequent installment(s) of NDC Rent due under this Lease, the excess, together with the aforementioned interest, shall be refunded to Tenant within thirty (30) days of the receipt of such NDC Statement. If such NDC Statement shall show that the amounts, if any, paid to Landlord under Section 57.2(a) hereof are less than the amount actually due under the NDC Statement for such Lease Year, then Tenant shall pay the underpayment to Landlord contemporaneously with the delivery of such NDC Statement to Landlord (together with interest thereon from the date such payment was due to the date such payment is paid at the Prime Rate less five percent (5%) (e.g., if the Prime Rate was 8%, then interest thereon would be calculated at a per annum rate of 3%), but not less than three percent (3%), if the actual amount of NDC Rent payable to Landlord under
        Section 57.2(a) hereof was more than ten percent (10%) higher than the amount paid to Landlord). The acceptance by Landlord of such NDC Statement, or payments of NDC Rent with respect thereto, shall be without prejudice and shall in no event constitute a waiver of Landlord's right to claim a deficiency in the payment of NDC Rent or to audit Tenant's books and records (as hereafter set forth) for a period of twenty-four (24) months from the date of receipt of such NDC Statement. If Landlord does not notify Tenant in writing of any dispute as to any NDC Statement within such twenty-four (24) month period, then Landlord shall waive its right to dispute such NDC Statement."

                                   ARTICLE 11

                                BOOKS AND RECORDS

Section 11.1. A new Article 58 is added to the Lease to read in its entirety as follows:

"58. BOOKS AND RECORDS.

        58.1 (a) (i) In the event Tenant fails to maintain such books of account or other records as required hereunder adequate for Landlord to perform an audit of the accuracy of the NDC Statement ("REQUIRED RECORDS") as provided herein for the first Lease Year, then, in such event, the Adjusted Net Distributable Cash and the NDC Rent for such Lease Year shall be the amount which, in the opinion of Tenant's Accounting Firm, reflects a fair and accurate estimate of the Adjusted Net Distributable Cash and the NDC Rent for such first Lease Year, subject to Landlord's right to dispute such estimate pursuant to this Article 58.

        (ii) Tenant shall prepare and keep in Tenant's main accounting office in the United States of America for a period of not less than twenty-four
        (24) months following the end of each Lease Year (plus any additional time during which an audit or dispute with respect to the Adjusted Net Distributable Cash or the NDC Rent for such period is pending), true, complete and accurate books of account and records of the Net

        Distributable Cash, the Gross Cash Receipts, the Expenditures, the Reserves, the Management Fee, the Operating Loss, the Percentage Operating Loss Return Payments, the Outstanding Operating Loss, the Percentage Equity Return Payments and the Outstanding Capital Investment from which the Adjusted Net Distributable Cash and the NDC Rent can be determined.

        (iii) Landlord shall have the right, at any time and from time to time for a period of twenty-four (24) months following the submission of each NDC Statement to Landlord (which period shall be extended for any additional time during which an audit with respect thereto is pending), upon reasonable written notice, to cause a so-called "Big 5" accounting firm to perform on behalf of Landlord a complete audit to be made in accordance with standard auditing practices of all Required Records pertaining to the Adjusted Net Distributable Cash and the NDC Rent and of any one or more NDC Statements, and in connection with such audit, to examine the books of account and records (including, without limitation, all supporting data and any other records from which the Adjusted Net Distributable Cash and the NDC Rent may be tested or determined) of the Adjusted Net Distributable Cash and the NDC Rent disclosed in any statement given to Landlord; and as to Tenant's books of account and records, Tenant shall make all such books of account and records with respect to the Adjusted Net Distributable Cash and the NDC Rent available for such examination in the United States of America at the office where the same are regularly maintained. Landlord and Landlord's accounting firm shall have the right, at Landlord's sole cost and expense, to copy and duplicate such information as Landlord may require and use Tenant's duplicating machines in connection therewith. Tenant shall cooperate with Landlord and Landlord's accounting firm in connection with any such audit and shall furnish to Landlord and Landlord's accounting firm within ten (10) days after written demand representations signed and certified by the Financial Officer of Tenant to be true and correct as may be necessary for the issuance of an audit opinion by Landlord's accounting firm with respect to Adjusted Net Distributable Cash and the NDC Rent for any Lease Year. Landlord shall promptly provide Tenant with a copy of any such audit.

        (iv) If any such audit discloses that, with respect to the period for which Landlord conducted such audit, Tenant paid less NDC Rent than Tenant was obligated to pay in accordance with the terms and conditions of this Lease, then Tenant shall pay Landlord the amount of such underpayment (with interest thereon at the greater of ten percent (10%) per annum or the Prime Rate from the date such payment was due to the date such payment is paid) within thirty (30) days after demand therefor and, if the audit discloses that a NDC Statement was inaccurate and the actual amount of NDC Rent payable to Landlord was more than five percent (5%) higher than the amount paid by Tenant as a result of any such inaccuracy and/or if the audit discloses that a Quarterly Statement was inaccurate and the actual amount of NDC Rent payable to Landlord was more than ten percent (10%) higher than the amount paid by Tenant as a result of any such inaccuracy, then Tenant shall, in addition to such additional NDC Rent plus interest, pay to Landlord the reasonable actual out-of-pocket cost of such audit and examination incurred by Landlord (not to exceed $7,500.00 in each instance) within thirty (30) days after demand therefor. If any such audit discloses that, with respect to the period for which Landlord conducted such audit, Tenant paid more NDC Rent than Tenant was obligated to pay in accordance with the terms and conditions of this Lease, then Landlord shall credit the amount of such overpayment (with interest thereon at the Prime Rate from the date such overpayment was paid to Landlord to the date such overpayment is credited or refunded, as applicable, as provided in this Section 58.1(a)(iv)) against the next accruing installment(s) of NDC Rent and if the amount of the credit exceeds the amount of the subsequent installment(s) of NDC Rent due under this Lease, the excess shall be refunded to Tenant within thirty (30) days after any such audit by Landlord. If any audit shall be commenced by

        Landlord or if there shall arise a dispute concerning the Adjusted Net Distributable Cash and/or the NDC Rent, then, and in any such event, the books of account and records required to be maintained shall be preserved and retained until such audit has been completed or there has been a final resolution or final determination of such dispute or any related litigation.

        (b) If Tenant shall fail to prepare and deliver any NDC Statement, Landlord shall have the right, in addition to any other rights or remedies Landlord may have hereunder, to audit the Required Records, and to prepare the statement or statements which Tenant has failed to prepare and deliver. Such audit shall be made and such statement(s) shall be prepared by an independent certified public accountant selected by Landlord. Subject to Tenant's arbitration rights under Article 59 hereof, the statement(s) prepared by Landlord shall be conclusive and binding upon Tenant, and Tenant shall pay within fifteen (15) days after rendition of a bill, all expenses incurred in the preparation of such statement(s) and all sums, if any, as may be shown by such audit to be due as NDC Rent, together with interest thereon at the greater of ten percent (10%) per annum or the Prime Rate from the date such payment was due hereunder.

        (c) If a dispute arises with respect to the determination of the Adjusted Net Distributable Cash or NDC Rent payable hereunder which dispute is not resolved within thirty (30) days after the date that NDC Rent is due hereunder then, at any time within twenty-four (24) months following submission of the applicable NDC Statement to Landlord (which period shall be extended for any additional time during which an audit with respect thereto is pending), either party may by notice to the other submit the dispute to arbitration pursuant to Article 59 hereof. Pending the determination of such dispute, Tenant shall pay all amounts not in dispute in accordance with Section 57.2 hereof. If such arbitration shall mandate that additional amounts are due Landlord, then Tenant shall pay to Landlord such amount with interest thereon at the greater of ten percent (10%) per annum or the Prime Rate from the date such payment was due hereunder. If such arbitration shall mandate that Tenant paid more NDC Rent than Tenant was obligated to pay in accordance with the terms and conditions of this Lease, then Landlord shall credit the amount of such overpayment (with interest thereon at the Prime Rate from the date such overpayment was paid to Landlord to the date such overpayment is credited or refunded, as applicable, as provided in this
        Section 58.1(c)) against the next accruing installment(s) of NDC Rent and if the amount of the credit exceeds the amount of the subsequent installment(s) of NDC Rent due under this Lease, the excess shall be refunded to Tenant within thirty (30) days after any such arbitration decision.

        (d) Landlord shall at all times maintain the confidentiality of the Quarterly Statements and the NDC Statements, except to the extent reasonably necessary to (i) comply with applicable laws, regulations, court or administrative orders, or to prosecute or defend any claim or suit by litigation or otherwise under this Lease, and (ii) provided that the recipients of such information agree in writing to hold same in confidence (A) carry out the obligations set forth in this Lease or documents evidencing and/or securing any ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises, any lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Premises is specified as security, and any condominium documents and any private covenants, conditions or restrictions or reciprocal easements which may now or hereafter be recorded encumbering the Development, (B) obtain legal, financial and/or tax advice from Landlord's attorneys, accountants and financial advisors, (C) negotiate or complete a transaction with a lender to Landlord or any Affiliate of Landlord secured by Landlord's and/or such Affiliate's interest in the Development, any building situated on the Development or this Lease (including, without limitation, a pledge of rents payable thereunder) or purchaser of any building situated on the Development or the Development or (D) negotiate or complete a public or private syndication or similar offering involving this Lease, Landlord or any Affiliate of Landlord, the interests of any of the members of Landlord or any Affiliate of Landlord, the Development and/or any building situated on the Development."

                                   ARTICLE 12

                                   ARBITRATION

Section 12.1. A new Article 59 is added to the Lease to read in its entirety as follows:

"59. ARBITRATION.

        59.1 In each case specified in Articles 57 and 58 of this Lease in which resort to arbitration shall be required, such arbitration (unless otherwise specifically provided in other Sections of this Lease) shall be in New York City with respect to the first, third, fifth and each subsequent odd arbitration entered into in connection with said Articles and in Los Angeles, California with respect to the second, fourth, sixth and each subsequent even arbitration entered into in connection with said Articles in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the applicable provisions of this Lease, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

        59.2 Either party may request arbitration of any matter in dispute wherein arbitration is expressly provided in Articles 57 and/or 58 of this Lease as the appropriate remedy. The party requesting arbitration shall do so by giving written notice to that effect to the other party, specifying in such notice the nature of the dispute and the name and address of the person designated to act as an arbitrator on its behalf. Within fifteen (15) days after the service of such notice, the other party shall give notice to the first party specifying the name and address of the person designated to act as an arbitrator on its behalf. If the second party fails to notify the first party of the appointment of its arbitrator, as aforesaid, within the time above specified, then the appointment of the second arbitrator shall be made in the same manner as hereinafter provided for the appointment of a third arbitrator in a case where the two arbitrators appointed hereunder and the parties are unable to agree upon such appointment. The two arbitrators so chosen shall meet within ten (10) days after the second arbitrator is appointed and if, within thirty (30) days after the second arbitrator is appointed, the two arbitrators shall not agree upon the question in dispute, they shall together appoint a third arbitrator. In the event of their being unable to agree upon such appointment within thirty (30) days after the appointment of the second arbitrator, the third arbitrator shall be selected by the parties themselves if they can agree thereon within a further period of fifteen (15) days. If the parties do not so agree, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association (or any organization successor thereto) in accordance with its rules then prevailing or if the American Arbitration Association (or such successor organization) shall fail to appoint said third arbitrator within fifteen (15) days after such request is made, then either party may apply, on notice to the other, to the Supreme Court in the County of New York or in the County of Los Angeles, as applicable (or any other court having jurisdiction and exercising functions similar to those now exercised by such court), for the appointment of such third arbitrator. Such third arbitrator chosen or appointed pursuant to this Section shall be a disinterested person and each arbitrator chosen or appointed shall have at least ten (10) years' experience in the County of New York or in the County of Los Angeles, as applicable, in a calling connected with the dispute.

        59.3 The arbitrators shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration. The arbitrators shall render their award, upon the concurrence of at least two (2) of their number, within sixty (60) days after the appointment of the third arbitrator. Such award shall be in writing and shall be final and conclusive on the parties and counterpart copies thereof shall be delivered to each of the parties. In rendering such decision and award, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Lease. Judgment may be had on the decision and award of the arbitrators so rendered, in any court of competent jurisdiction.

        59.4 If for any reason whatsoever the written decision and award of the arbitrators shall not be rendered within sixty (60) days after the appointment of the third arbitrator, then at any time thereafter before such decision and award shall have been rendered either party may apply to the Supreme Court of the State of New York or to the Supreme Court of the State of California, as applicable, or to any other court having jurisdiction and exercising the functions similar to those now exercised by such court, by action, proceeding or otherwise (but not by a new arbitration proceeding) as may be proper to determine the question in dispute consistent with the provisions of this Lease.

        59.5 Each party shall pay the fees and expenses of the one of the two original arbitrators appointed by or for such party, as well as the attorneys' fees, witness fees and similar expenses incurred by such party, and the fees and expenses of the third arbitrator and all other expenses of the arbitration shall be borne by the parties equally. Notwithstanding the foregoing, if a majority of the arbitrators determine that the position of either party was taken willfully and is without merit or the consent of either party was unreasonably withheld or delayed, the arbitrators may require such party to bear all the expenses of the arbitration as well as the prevailing party's witness fees, attorney fees and similar expenses.

        59.6 In the case of any arbitration hereunder, the arbitrators shall be instructed and will give effect to the intent of this Lease."

                                   ARTICLE 13

                 OPERATIONAL BUDGETS AND OPERATIONAL STRATEGIES

Section 13.1. A new Article 60 is added to the Lease to read in its entirety as follows:

"60. OPERATIONAL BUDGETS AND STRATEGIES.

        60.1 On an annual basis, Tenant shall prepare a written line item budget in reasonable detail and substantially in the form of SCHEDULE 2 annexed hereto ( the "INITIAL OPERATIONAL BUDGET") of all anticipated Net Distributable Cash, Gross Cash Receipts, Reserves, Management Fees, Adjusted Net Distributable Cash, Operating Losses, Percentage Operating Loss Return Payments, Outstanding Operating Losses, Percentage Equity Return Payments, Outstanding Capital Investment, and NDC Rent for the next fiscal year of Tenant (each such budget, a "BUDGET" and each such fiscal year, a "FISCAL YEAR") and shall submit such Budget to Landlord for its information and review as and when the same shall be prepared by Tenant in the course of its ordinary business practice but not later than the commencement of such Fiscal Year. Simultaneously with the delivery of the Budget for each Fiscal Year, Tenant shall also deliver to Landlord for its information and review a reasonably detailed operations, sales and marketing strategy for the Premises (said strategy, the "STRATEGY"). Tenant shall also prepare and submit to Landlord, for its information and review, within 30 days after the end of each month after the general opening of the Club to its members, reasonably detailed information regarding that month's operating revenue, expenditures, membership level, membership sales and marketing activities. Notwithstanding the foregoing, however, Tenant shall not be required to prepare and deliver to Landlord pursuant to this Section
        60.1 any information not otherwise already being prepared by Tenant for its own internal use. Tenant shall give good faith consideration to any comments Landlord may have regarding any such Budget, Strategy or monthly information but shall not be required to implement any of the same. Landlord shall keep all such Budgets, Strategies and monthly materials confidential, except that Landlord may disclose such materials
        (i) if and then only to the extent as may be required by process of law,
        (ii) to its professional advisors if they agree to keep such materials confidential on the same terms as Landlord is


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
        required to keep them confidential and (iii) to any potential purchaser of the Premises or any interest therein, any lender potentially making a loan secured in whole or in part by the Premises, or any potential purchaser of any interest, direct or indirect, in Landlord, but in each such case, only if the party in question agrees to keep such materials confidential on the same terms as Landlord is required to keep them confidential.

                                   ARTICLE 14

                                    BROKERAGE

Section 14.1. Tenant and Landlord each represent and warrant that neither consulted or negotiated with any broker or finder with regard to the terms of this Agreement. Tenant and Landlord each agree to indemnify, defend and save the other party harmless from an against any claims for fees or commissions from anyone with whom the indemnifying party has dealt in connection with the terms of this Agreement.

                                   ARTICLE 15

                                  MISCELLANEOUS

Section 15.1. Except as may be expressly modified or amended by this Agreement, the terms, covenants and conditions of the Lease are hereby ratified and confirmed and shall be and remain in full force and effect in accordance with their terms. Except insofar as reference to the contrary is made in any such instrument, all references to the "Lease" in the Lease and any future correspondence, notice or instrument shall be deemed to refer to the Lease as modified by this Agreement.

Section 15.2. This Agreement shall not be binding upon Landlord and Tenant unless and until it is signed by both parties hereto and a signed copy hereof is delivered by Landlord to Tenant.

Section 15.3. This Agreement constitutes the entire agreement among the parties hereto with respect to the matters stated herein and may not be amended or modified unless such amendment or modification shall be in writing and signed by the party against whom enforcement is sought.

Section 15.4. The terms, covenants and conditions contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns (subject in any event to the limitations and prohibitions set forth in the Lease on Tenant's right to assign its interest therein).


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
Section 15.5. This Agreement shall be governed in all respects by the laws of the State of California.

Section 15.6. Article 9 of the Lease is modified by changing all references to "Battle Fowler LLP" to "Paul, Hastings, Janofsky & Walker LLP."

Section 15.7. Except as expressly modified herein, the parties hereto affirm that the Lease is in full force and effect.

Section 15.8. Tenant hereby grants the residents of the condominium units in the Building, if and for so long as valet parking within the Development shall also be reasonably available to such residents, the non-exclusive use of the elevators located in the Premises for access to and from the Building parking garage from and to the Building lobby.

Section 15.9. This Agreement shall be subject to the approval of Landlord's lender, Fleet Bank National Association (the "LENDER"). After the date this Agreement is executed and delivered by both parties hereto, Landlord agrees to promptly submit this Agreement to the Lender for its approval and Landlord shall use commercially reasonable efforts thereafter to diligently obtain the approval of the Lender, including the funding of additional funds or the depositing of additional funds with the Lender reasonably required by the Lender (but not in excess of an additional $9.5 million in respect of the increase in the Landlord Allowance from the $9.5 million originally set forth in the Lease to the $19 million set forth in the Lease as amended by this Agreement plus an additional $5 million in respect of the payment described in Section 6.3 hereof) in order to obtain the approval of the Lender. In connection with the foregoing, Tenant agrees to reasonable cooperate with Landlord to obtain the approval of the Lender and Tenant hereby consents to any non-material modifications to this Agreement reasonably requested by the Lender. If the Lender disapproves of this Agreement, (a) this Agreement shall be cancelled and be of no further force or effect and neither party hereto shall have any further rights, liabilities or obligations hereunder, it being agreed and understood, however, that if this Agreement is not approved by the Lender, then the parties' respective rights, duties, obligations and positions in respect of the Lease shall remain unchanged by this Agreement and shall be what they would have been if this Agreement had never been signed, and (b) thereafter Landlord and Tenant shall negotiate in good faith so that Landlord and Tenant shall obtain the benefits of the material terms set forth in this Agreement, including, without limitation, the Landlord Contribution, the $5 million payment described in Section 6.3 hereof and the obligations of Tenant described in Article 7 hereof, whether by means of the execution of a certain subsequent agreement(s) between the parties which is mutually acceptable or in such other mutually agreeable manner.

Section 15.10. Tenant agrees that Tenant shall take no willful action, not otherwise permitted in accordance with the terms and conditions of this Lease, the effect of which shall be to materially interfere with the operations, use or enjoyment of any portion of the Development, other than the Premises, by the occupants or users thereof. Landlord agrees Landlord shall take no willful action, not otherwise permitted to be taken by

Landlord in accordance with the terms and conditions of this Lease, the effect of which shall be to materially interfere with the operations, use or enjoyment of the Premises or its associated parking and other Common Areas by Tenant, any permitted subtenant, members of the Club or other permitted occupants or users of the Premises; provided, however, that the use by Landlord or a Person other than Tenant of any space within the Development that is not a part of the Common Areas shall not be a violation of this Section 15.10 if and for so long as such use is not prohibited by Section 8.4 of the Lease. Landlord further agrees that it shall promptly and diligently exercise any rights and remedies it may have under any documents pertaining to the Project (including, without limitation, any covenants, conditions and restrictions and any declaration of any condominium association for all or any part of the Project) so as to prevent or halt any act or omission which materially interferes with the operations, use or enjoyment of the Premises or its associated parking and other Common Areas by Tenant, any permitted subtenant, members of the Club or any other permitted occupants or users of the Premises. Landlord further agrees that, for so long as it is the owner of the parking associated with the Premises, it shall not permit any operator of such parking, whether under a parking lease, a parking management contract, or otherwise, to take any willful action, not otherwise permitted to be taken by Landlord in accordance with the terms and conditions of this Lease, the effect of which shall be to materially interfere with the parking rights granted to Tenant under Section 36 of the Lease. If Landlord shall, at any time, not own the parking associated with the Premises, then Landlord, before Landlord shall have ceased to own the same, shall have taken such actions as are reasonably necessary in order for the owner of the parking spaces to which Tenant has rights hereunder to acknowledge and agree (i) to preserve such parking rights, subject to the terms and conditions of this Lease applicable to such parking spaces, and (ii) that Tenant is an express third party beneficiary of the agreement described in the immediately preceding clause
(i) and is entitled to enforce the same against such owner, as a non-exclusive remedy and at such owner's expense if Tenant is the prevailing party, as if such agreement had been made directly with Tenant. The failure of Landlord or Tenant to perform under this Section 15.10, if and for so long as such failure shall continue for a period of three (3) days following notice thereof from the other party, shall constitute, as applicable, a Default by Tenant or a default by Landlord, in each case, without there being any additional notice and cure period applicable thereto whether under Section 23 of the Lease or otherwise; provided, however, that if there shall be two such failures by a party in any consecutive twelve (12) month period, then any additional such failure by such party during such twelve (12)-month period shall continue to be, as applicable, a Default by Tenant or a default by Landlord even if such failure shall subsequently be cured after the expiration of the three (3)-day period commencing upon notice thereof from the other party.

Section 15.11 Notwithstanding anything to the contrary contained in the Lease, in no event shall the payment of any interest due under the Lease, from time to time, be calculated at a rate higher than the maximum permitted legal rate.

Section 15.12 The following new Section 46.4 is hereby added to the Lease as follows:


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
        "In the event that any of the machinery, fixtures, furniture and equipment installed by Tenant (collectively, "COLLATERAL"), from time to time, in the Premises are purchased or acquired by Tenant subject to a chattel mortgage, conditional sale agreement or other title retention or security agreement, Landlord agrees, at Tenant's sole cost and expense, reasonably to cooperate in connection therewith, including, without limitation, executing, acknowledging and delivering any commercially reasonable consent that the third party to such chattel mortgage, conditional sale agreement or other title retention or security agreement may require of Landlord; provided that (i) Landlord shall be under no obligation to preserve or protect any of the Collateral at any time, (ii) following a Default by Tenant under this Lease and/or a default or breach by Tenant under any applicable chattel mortgage, conditional sale, or other title retention or security agreement, the third party or parties thereunder must reimburse Landlord for any and all reasonable costs incurred by Landlord in storing any of the Collateral and in restoring the Premises upon the removal of any of the Collateral, and (iii) Landlord shall be under no obligation to release any of the Collateral except as may be provided in the applicable consent or absent such consent as ordered by a court of competent jurisdiction in the event of any bankruptcy filing by Tenant."

Section 15.13. By executing this Agreement, The Sports Club Company, a Delaware corporation, hereby confirms that all references to the "Lease" in the Guaranty of Lease, dated as of October 27, 1998, from The Sports Club Company to Landlord means the Lease as modified by this Agreement.

Section 15.14 This Agreement shall be subject to the parties' mutual agreement upon an exhibit, to be attached hereto as Exhibit F if and when so mutually agreed upon (the "CONSTRUCTION RELATED MATTERS EXHIBIT"), regarding the settlement of various construction related charges, such as hard and soft costs (including overtime charges if required). The parties shall negotiate the Construction Related Matters Exhibit diligently and in good faith. If the parties have not mutually agreed upon the Construction Related Matters Exhibit on or before March 29, 2001, then either party thereafter may cancel this Agreement by written notice to the other party. If this Agreement shall be canceled as a result of any such failure to have agreed upon the same, then this Agreement shall be of no further force or effect, and neither party hereto shall have any further rights, liabilities or obligations hereunder; it being agreed and understood, however, that in such case the parties' respective rights, duties, obligations and positions in respect of the Lease shall remain unchanged by this Agreement and shall be what they would have been if this Agreement had never been signed.

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Agreement as of the day and year first above written.

        LANDLORD:

        CB-1 ENTERTAINMENT PARTNERS LP,
        a California limited partnership

        By:   CB-1 Office Partners LP, a California limited
              partnership, its general partner

              By:   Millennium/WDG Office Partners LLC,
                    a California limited liability company,
                    its general partner

                    By:  Millennium Partners LLC,
                         a New York limited liability company,
                         its managing member

                         By:   Millennium Partners Management LLC,
                               a New York limited liability company,
                               its managing member

                               By:  Millennium Manager I, Inc.,
                                    a New York corporation,
                                    its managing member

                                      By:
                                      Name:      /s/ Brian J. Collins
                                           --------------------------------
                                      Title:


        TENANT:

        S.F. SPORTS CLUB, INC.,
        a Delaware corporation

       By:  /s/ Timothy O'Brien
           ----------------------------------
              Name: Timothy O'Brien
              Title: President and Chief Financial Officer

If the Lender approves of this Agreement and it is not otherwise terminated pursuant to Sections 6.3 and 15.14 of this Agreement, then The Sports Club Company hereby confirms, acknowledges and agrees that the terms and provisions of that certain Guaranty of Lease, dated as of October 27, 1998, are hereby extended to include this Agreement and all of the terms and provisions contained herein (including, without limitation, Section 15.13 of this Agreement), and that such Guaranty remains in full force and effect and the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms.

                             THE SPORTS CLUB COMPANY,
                             a Delaware Corporation

                             By:  /s/ Timothy O'Brien
                                 ---------------------------------------
                                    Name: Timothy O'Brien
                                    Title: Chief Financial Officer